Exhibit 99.1

Conference call:	Today, March 13, 2014 at 4:30 p.m. ET
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	415-226-5356 or 212-231-2907

Wave Trims Full Year 2013 Net Loss On Revenues of $24.4M

Lee, MA—March 13, 2013—Wave Systems Corp. (NASDAQ: WAVX), an enterprise security software provider, today reported fourth quarter (Q4 ’13) and full-year results for the periods ended December 31, 2013. Wave will host a live webcast http://www.media-server.com/m/p/mdpsrvop and conference call (415-226-5356 or 212-231-2907) today at 4:30 p.m. ET to review its Q4 and full-year results.

Q4 Financial Highlights

•            Q4 ‘13 net loss declined by $9.3 million to $3.7 million, or ($0.11) per basic share, compared to a net loss of $13.0 million, or ($0.50) per basic share in Q4 ’12, and increased by $0.8 million as compared with a net loss of $2.9 million, or ($0.09) per share, in Q3 ’13. The Q4 ‘13 net loss included a one-time $1.0 million severance accrual related to Wave’s former CEO. Wave’s Q4 ’12 net loss included $7.5 million of goodwill and intangible asset impairment charges. As applicable, the prior period per share amounts have been adjusted for the 1-for-4 reverse stock split of July 1, 2013.

•            Q4 ‘13 combined SG&A and R&D expenses declined by 22% to $8.9 million versus Q4 ’12 reflecting ongoing cost management efforts. Excluding the $1.0 million severance liability noted above, Wave’s SG&A and R&D expenses would have decreased by 31% in Q4 ’13 versus the year ago period.

•            Q4 ’13 total net revenues decreased 21% to $5.6 million versus Q4 ‘12, primarily due to a $0.6 million reduction in services revenue and a $0.4 million reduction in OEM software bundling revenue. Q4 ’13 total net revenues declined 11% over Q3 ’13 revenues of $6.3 million, which included $0.4 million of services revenue. Wave had no services revenues in Q4 ’13 primarily due to the completion of a government contract.

•            Q4 ’13 total billings declined 41% to $5.4 million versus Q4 ’12. Total billings in Q4 ’12 included a three-year maintenance renewal of $1.7 million for a large class customer. Total billings for Q4 ’13 declined 24% versus Q3 ’13 total billings of $7.1 million, which included a total of $0.4 million for additional license purchases and the 2014 maintenance renewal for a large customer.

Full Year 2013 Financial Highlights

•            2013 net loss declined by $13.7 million to $20.3 million, or ($0.68) per basic share, as compared to a net loss of $34.0 million, or ($1.41) per basic share, in 2012. Wave’s 2013 and 2012 net losses included $4.2 million and $7.5 million, respectively, of goodwill and intangible asset impairment charges. As applicable, the prior period per share amounts have been adjusted for the 1-for-4 reverse stock split of July 1, 2013.

•            2013 revenue declined to $24.4 million from $28.8 million in 2012, principally due to a $3.3 million decrease in OEM software bundling revenue.

•            2013 total operating expenses decreased 29% to $44.5 million versus $62.6 million in 2012.

Working Capital and Fundraising

At year-end 2013 Wave’s total current assets were $7.0 million, while total current liabilities were $15.2 million, including $7.0 million in deferred revenue. Cash and cash equivalents were $2.1 million at year-end, compared to $1.8 million at September 30, 2013 and $2.1 million at December 31, 2012.

During Q4 ’13 Wave raised $1.2 million from the sale of 1.0 million common shares at an average price of $1.22 per share through its At-The-Market (ATM) share sale facility and raised an additional $1.1 million from the sale of 1.3 million common shares at $0.9725 per share in a registered direct offering.

To date in 2014, Wave has raised $5.4 million from the sale of 5.3 million common shares through its ATM share sale facility at an average price of $1.02 per share.

Recent Corporate Developments:

•	Wave announces comprehensive management for Kingston’s KC300 Opal SSD drives
•	Wave appoints Lorraine Hariton and David Côté to Board
•	Wave joins the FIDO Alliance
•	Wave began shipping its management software with Samsung Electronics new Trusted Platform Module security chips for the OEM market during Q1 2014
•	Wave expanded partnership with Samsung to offer management software for Samsung’s new 840 EVO Solid-State Self-Encrypting Drives
•	Wave’s encryption management software accepted for evaluation for commercial certification by UK Government’s information security group (CESG)
•	Government Security News selected Wave’s virtual smart card solution for Homeland Security award
•	Wave partnered with Intel to provide management software for Intel’s Pro 1500 Series Solid-State Self-Encrypting Drives

CEO Commentary:

“The past six months were the start of a period of critical transition for Wave — marked by numerous changes to our operations, a more focused sales and marketing strategy, and targeted headcount changes across the organization,” said Wave CEO Bill Solms. “We have established ways to improve efficiency across every aspect of our business, especially in how we develop, market, and sell our products.

“There have been several recent changes to our operations that are all focused on my three goals of clarity, efficiency and accountability within Wave. These changes covered the spectrum from travel policy to personnel reviews to a formalized process for deciding which concepts become projects and which projects become products. We drastically revised our sales and marketing plans to focus our sales efforts on higher margin Wave solutions and products, and to target sales efforts toward larger customers with the Wave security message. We are looking for new use cases for our existing products that we hope will drive new customers to our solutions and in some cases present new market opportunities as well. Wave’s Virtual Smart Card solution is a good example of this strategy, where we are competing against external security tokens such as RSA tokens and Active Identity dongles and are also pursuing opportunities in the EMV (Europay, MasterCard, Visa) market for authenticating credit and debit card transactions. Both are made possible by our current TPM security chip management technology.

“Finally, in an effort to improve our offerings to larger customers, we have recently added three new sales reps with the background and skills to help us address these sophisticated sales opportunities. We have also reduced sales reps in other areas in order to remain headcount neutral and control costs.

“These changes have involved growing pains, however they leave us better positioned to execute strategies designed to put us on the path towards sustained growth and profitability. This is not a short-term proposition, and it will likely take a few quarters before the financial benefits become clear. However, there are already signs that our initiatives are resonating both inside and outside our company, making me confident that the work we’re doing today is setting us up for a promising future.”

About Wave Systems

Wave Systems Corp. reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave is a leading expert in this growing trend and is leading the way with first-to-market solutions and helped shape standards through its board seat on the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Wave Systems Corp.	Investor Relations
Gerard T. Feeney, CFO	David Collins, Eric Lentini
413-243-1600	212-924-9800
investors@wave.com	wavx@catalyst-ir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve months ended December 31,
	2013	2012 (1)	2013 (2)	2012 (1)
Net revenues:
Licensing and maintenance	$5,613,559	$6,530,639	$22,591,914	$27,480,732
Services	—	600,000	1,808,938	1,363,781
Total net revenues	5,613,559	7,130,639	24,400,852	28,844,513
Operating expenses:
Licensing and maintenance - cost of net revenues	313,310	4,510,166	3,419,271	6,722,221
Services - cost of net revenues	—	—	277,665	144,111
Selling, general and administrative	6,786,112	7,280,890	26,829,636	32,632,237
Research and development	2,125,794	4,194,337	11,380,258	19,055,894
Impairment of goodwill and intangible assets	—	4,054,732	2,590,000	4,054,732
Total operating expenses	9,225,216	20,040,125	44,496,830	62,609,195
Operating loss	(3,611,657)	(12,909,486)	(20,095,978)	(33,764,682)
Other income (expense):
Net currency transaction gain (loss)	(4,862)	403	(17,220)	12,156
Net interest expense	(49,260)	(98,695)	(200,456)	(197,989)
Total other income (expense)	(54,122)	(98,292)	(217,676)	(185,833)
Loss before income taxes	(3,665,779)	(13,007,778)	(20,313,654)	(33,950,515)
Income tax expense	10,610	12,033	10,610	12,033
Net loss	(3,676,389)	(13,019,811)	(20,324,264)	(33,962,548)

Loss per common share — basic and diluted (3)	$(0.11)	$(0.50)	$(0.68)	$(1.41)
Weighted average number of common shares outstanding during the period (3)	33,436,124	26,000,981	29,825,854	24,051,126

(1)         Year-ago Q4 and full year periods reflect non-cash impairment charges totaling $7.5M for the write down of goodwill and intangible assets attributed to Wave’s Safend subsidiary, of which $3.4M is included in licensing and maintenance - cost of net revenues and $4.1M is reflected as an impairment of goodwill and intangible assets.

(2)         Full year 2013 reflects non-cash impairment charges totaling $4.2M for the write down of goodwill and intangible assets attributed to Wave’s Safend subsidiary, of which $1.6M is included in licensing and maintenance - cost of net revenues and $2.6M is reflected as an impairment of goodwill and intangible assets.

(3)         All shares and per share data presented in these consolidated financial statements have been retroactively adjusted to reflect the 1-for-4 reverse stock split.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedule

(Unaudited)

	Three Months Ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Total net revenues	$5,613,559	$7,130,639	$24,400,852	$28,844,513
Increase (decrease) in deferred revenue	(190,072)	2,127,204	(76,791)	84,904

Total billings (Non-GAAP)	$5,423,487	$9,257,843	$24,324,061	$28,929,417

Net loss as reported	$(3,676,389)	$(13,019,811)	$(20,324,264)	$(33,962,548)
Net interest expense	49,260	98,695	200,456	197,989
Income tax expense	10,610	12,033	10,610	12,033
Depreciation and amortization	246,036	525,309	1,009,876	2,136,830
Stock-based compensation expense	75,727	843,243	1,694,842	4,830,831
Impairment of goodwill and intangible assets	—	7,477,832	4,205,000	7,477,832

EBITDAS (Non-GAAP)	$(3,294,756)	$(4,062,699)	$(13,203,480)	$(19,307,033)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings are provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings are not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.  For the three months ended September 30, 2013, total billings were $7,069,180 and consisted of total net revenues of $6,251,325 adjusted for an increase in deferred revenue of $817,855.

EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation, amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.  For the three months ended September 30, 2013, negative EBITDAS was $(2,171,517) and consisted of net loss as reported of $(2,943,823) adjusted for net interest expense of $43,166, depreciation and amortization of $216,571 and stock-based compensation expense of $512,569.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$2,120,102	$2,112,769
Accounts receivable, net of allowance for doubtful accounts of $-0- at December 31, 2013 and 2012, respectively	2,730,077	5,034,422
Pledged receivables	1,683,188	1,801,683
Prepaid expenses	488,656	421,769
Total current assets	7,022,023	9,370,643
Property and equipment, net	596,820	871,568
Amortizable intangible assets, net	2,590,920	4,028,333
Goodwill	1,448,000	4,038,000
Other assets	167,146	324,614
Total Assets	11,824,909	18,633,158

Liabilities and Stockholders’ Deficit
Current Liabilities:
Secured borrowings	1,430,710	1,537,710
Accounts payable and accrued expenses	6,789,274	7,570,723
Current portion of capital lease payable	—	44,658
Deferred revenue	6,996,239	5,949,087
Total current liabilities	15,216,223	15,102,178
Other long-term liabilities	78,618	97,996
Royalty liability	4,509,629	4,486,129
Long-term deferred revenue	1,003,614	1,812,312
Total Liabilities	20,808,084	21,498,615

Stockholders’ Deficit:
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 35,019,740 shares issued and outstanding in 2013 and 26,251,968 in 2012	350,197	262,520
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 8,885 shares issued and outstanding in 2013 and 2012	89	89
Capital in excess of par value	407,907,019	393,788,150
Accumulated deficit	(417,240,480)	(396,916,216)
Total Stockholders’ Deficit	(8,983,175)	(2,865,457)
Total Liabilities and Stockholders’ Deficit	$11,824,909	$18,633,158

All shares and per share data presented in these consolidated financial statements have been retroactively adjusted to reflect the 1-for-4 reverse stock split.

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